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                                                                    EXHIBIT 99.1
UICI LOGO

                     --------------------------------------

                                      Contact: Mark Hauptman
                                               Vice President and CFO
                                               UICI
NEWS RELEASE                                   9151 Grapevine Highway
                                               North Richland Hills, Texas 76180
                                               Phone: (817) 255-5200

(For Immediate Release)


UICI ANNOUNCES PRELIMINARY 2003 SECOND QUARTER AND FIRST SIX MONTHS RESULTS OF OPERATIONS AT ITS INSURANCE OPERATIONS

FULL RESULTS WITHHELD PENDING SUBSTANTIAL COMPLETION OF AUDIT COMMITTEE INVESTIGATION OF PREVIOUSLY DISCLOSED MATTERS AT THE COMPANY'S ACADEMIC MANAGEMENT SERVICES CORP. SUBSIDIARY

    DALLAS, TX, August 1, 2003----UICI (the "Company" NYSE: UCI) today reported operating results at its Self-Employed Agency Division, Group Division, Life Division and Other Key Factors business segments for the three and six months ended June 30, 2003. Full consolidated results of operations and balance sheet data for the Company have been withheld pending further investigation by the Audit Committee of the Company's Board of Directors into previously disclosed negative developments at the Company's Academic Management Services Corp. subsidiary.

SELECTED SEGMENT OPERATING RESULTS

         The table below sets forth, for the Company's insurance operations (consisting of its Self-Employed Agency Division, Group Insurance Division and Life Insurance Division) and Other Key

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Factors business segments, income (loss) before taxes (which is hereinafter referred to as "operating income (loss)") for the three and six months ended June 30, 2003 and 2002.

                                                                  THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                       JUNE 30,                       JUNE 30,
                                                             ----------------------------    ----------------------------
                                                                 2003            2002            2003            2002
                                                             ------------    ------------    ------------    ------------
                                                                                   (In thousands)
Income (loss) from continuing operations before federal
income taxes:(1)
   Insurance:
     Self Employed Agency Division .......................   $     24,508    $     19,671    $     48,302    $     35,419
     Group Insurance Division ............................          3,023           3,311           8,106           5,058
     Life Insurance Division .............................         (4,727)          2,817          (2,900)          5,432
                                                             ------------    ------------    ------------    ------------
         Total Insurance .................................         22,804          25,799          53,508          45,909
                                                             ------------    ------------    ------------    ------------

   Equity interest in Healthaxis, Inc. operating loss ....           (301)         (7,925)           (945)         (8,099)

   Other Key Factors:(2)
     Investment income on equity, realized gains and
losses,
       general corporate expenses and other (including ...         (1,138)         (3,754)         (2,320)         (4,090)
       interest expense on non-student loan
indebtedness)
     Variable stock-based compensation benefit ...........         (1,685)         (6,771)            452         (11,282)
                                                             ------------    ------------    ------------    ------------
(expense)
         Total Other Key Factors .........................         (2,823)        (10,525)         (1,868)        (15,372)
                                                             ------------    ------------    ------------    ------------
       Income from continuing operations before federal
         income taxes (excluding results at Academic
         Management Services Corp.) ......................   $     19,680    $      7,349    $     50,695    $     22,438
                                                             ============    ============    ============    ============

See discussion below under the caption "Discontinued Operations" for results of the Company's discontinued operations for the three and six months ended June 30, 2003.

----------

(1) Effective January 1, 2003, the Company began to allocate to the Company's operating business segments certain general expenses relating to corporate operations (consisting primarily of technology related expenses and expenses associated with the operations of the Company's insurance company subsidiaries), which expenses had been formerly reflected in the Other Key Factors segment. All business segment results for all periods presented have been restated to reflect such allocation. The Company believes that this allocation of certain general expenses relating to corporate operations results in a more accurate portrayal of the financial results of its insurance operations.

(2) The Other Key Factors segment includes investment income not allocated to the other business segments, realized gains or losses on sale of investments, certain other general expenses related to corporate operations, minority interest, interest expense on corporate debt, variable stock-based compensation benefit (expense), premium and related expenses associated with in-force insurance policies written by the Company's former Senior Market Division and the operating losses at the Company's former Barron Risk Management Services, Inc. unit until its sale in September 2002.

    UICI's results of operations at its Self-Employed Agency Division, Group Insurance Division, Life Division and Other Key Factors business segments were particularly impacted by the following factors:

Self Employed Agency Division

    The Company's Self Employed Agency ("SEA") Division enjoyed significant continued period-over-period growth in both revenue and operating income. Operating income increased to $24.5 million and $48.3 million in the three and six-month periods ended June 30, 2003, respectively, from $19.7 million and $35.4 million in the corresponding 2002 periods. Earned premium revenue increased from $222.4 million in the second quarter of 2002 to $297.8 million in the second quarter of 2003 and from $418.5 million in the first six months of 2002 to $579.2 million in the first six months of 2003. For the six months ended June 30, 2003, submitted annualized premium volume increased to $462.8 million from $457.8 million in the corresponding 2002 period. Submitted annualized premium volume decreased to $215.5 million in the second quarter of 2003 from $230.6 million in the corresponding period of the prior



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year. Submitted annualized premium volume in any period is the aggregate annualized premium amount associated with health insurance applications submitted by the Company's agents for underwriting by the Company.

    Operating income as a percentage of earned premium revenue in the three and six months ended June 30, 2003 was 8.2% and 8.3%, respectively, compared to 8.8% and 8.5% in each of the corresponding periods of the prior year. This decrease in operating margin was attributable primarily to the higher commission expense associated with the increase in first year earned premium revenue. The SEA Division's results for the first six months of 2003 included pre-tax income in the amount of $4.8 million associated with the release of reserves resulting from an adjustment to the Company's reserve methodology and certain changes in accounting estimates.

Group Insurance Division

    The Company's Group Insurance Division (consisting of the Company's Student Insurance and STAR HRG business units) reported operating income of $3.0 million and $8.1 million in the three and six months ended June 30, 2003, respectively, compared to operating income of $3.3 million and $5.1 million in the corresponding 2002 periods. The increase in operating income for the six month 2003 period was primarily attributable to the incremental operating income associated with the Company's STAR HRG unit (which was acquired by the Company on February 28, 2002) and an increase in earned premium revenue and a moderate decrease in administrative expenses as a percentage of earned premium at the Company's Student Insurance Division. These favorable factors were offset somewhat by a slight increase in the loss ratio at the Group Insurance Division.

Life Insurance Division

    For the three and six months ended June 30, 2003, the Company's Life Insurance Division reported operating losses of $(4.7) million and $(2.9) million, respectively, compared to operating income of $2.8 million and $5.4 million in the corresponding 2002 periods. The decrease in the three months ended June 30, 2003 was primarily attributable to a previously announced charge associated with the final resolution of litigation arising out of the close down in 2001 of the Company's former workers compensation business and costs associated with the closedown of the Company's College Fund Life Division operations.

Other Key Factors

    In the three and six months ended June 30, 2003, the Company's Other Key Factors segment reported operating losses of $(2.8) million and $(1.9) million, respectively, compared to operating losses of $(10.5) million and $(15.4) million in the corresponding periods of 2002. The decrease in losses in the Other Key Factors category in the first six months of 2003 as compared to 2002 was primarily attributable to significant decreases in variable stock-based compensation expense in 2003 (as discussed more fully below) and $(5.1) million of realized losses taken in the second quarter of 2002. The continued lower prevailing interest rate environment in 2003 negatively affected investment income attributable to equity determined after allocation to operating segment portfolios. Investment income after allocation to the operating segments decreased by $1.4 million in the first quarter of 2003 and by $2.2 million in the first six months of 2003, in each case as compared to such income in the corresponding 2002 periods.

    In connection with the Company's stock accumulation plans established for the benefit of the independent insurance agents and independent sales representatives associated with UGA -- Association Field Services, New United Agency and Cornerstone America, the Company has recognized and will continue to recognize non-cash variable stock-based compensation benefit (expense) in amounts that



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depend and fluctuate based upon the market performance of the Company's common stock. In the three and six months ended June 30, 2003, the Company recognized non-cash variable stock-based benefit (expense) in the amount of $(1.7) million and $452,000, respectively, associated with its agent stock accumulation plans. During the three and six months ended June 30, 2002, the Company recognized non-cash variable stock-based expense in the amount of $(6.8) million and $(11.3) million, respectively, of which $(3.9) million and $(5.7) million, respectively, was attributable to the Company's stock accumulation plans established for the benefit of its independent agents, $(2.2) million and $(4.1) million, respectively, was attributable to the allocation of the $5.25 UICI shares under the UICI Employee Stock Ownership and Savings Plan and $(700,000) and $(1.5) million, respectively, was attributable to other stock-based compensation plans. As of December 31, 2002, all $5.25 UICI shares had been allocated to participants' accounts under UICI's Employee Stock Ownership and Savings Plan. Accordingly, in all periods commencing after December 31, 2002 the Company will not recognize additional variable stock-based compensation associated with the ESOP feature of the UICI Employee Stock Ownership and Savings Plan.

DEVELOPMENTS AT ACADEMIC MANAGEMENT SERVICES CORP.

         Academic Management Services Corp. ("AMS") (based in Swansea, MA) is a wholly owned subsidiary of UICI engaged in the student loan origination and funding business, student loan servicing business, and tuition installment payment plan business. AMS finances its student loan origination activities through seven special financing subsidiaries that issue debt securities secured by a pledge of student loans and other qualified collateral.

         On July 21, 2003, UICI reported the discovery of a shortfall in the type and amount of collateral supporting two of the securitized student loan financing facilities entered into by three special financing subsidiaries of AMS. The problems at one of the financing facilities (the EFG-III LP commercial paper conduit facility) are of three types: insufficient collateral, a higher percentage of alternative loans (i.e., loans that are privately guaranteed as opposed to loans that are guaranteed by the federal government) included in the existing collateral than permitted by the loan eligibility provisions of the financing documents and failure to provide timely and accurate reporting. The problems related to the second financing subsidiary (AMS-1 2002, LP) consist primarily of a higher percentage of alternative loans included in the existing collateral than permitted by the loan eligibility provisions of the financing documents, and the failure to provide timely and accurate reporting. In addition, AMS and the other four special financing subsidiaries of AMS have failed to comply with their respective reporting obligations under the financing documents.

         As announced on July 24, 2003, AMS has obtained waivers and releases from interested third parties, as described more fully below, with respect to four of the six securitized student loan financing facilities. The waiver and release agreements were entered into with Bank of America and Fleet Bank (the providers of a liquidity facility that supports the EFG-III, LP commercial paper facility), Bank One (the trustee under the indentures that govern the terms of the debt securities issued by each of AMS' special financing subsidiaries) and MBIA Insurance Corporation (the financial guaranty insurer of debt securities issued by four of the seven AMS financing subsidiaries).

         The waiver and release agreement for the EFG-III, LP (one of AMS' special purpose financing subsidiaries) commercial paper securitized student loan facility calls for UICI's contribution of $48.25 million ($1.75 million on July 24, 2003, $36.5 million on July 31, 2003 and $10.0 million on August 15,
2003) in cash to the capital of AMS, all of which, as of July 31, 2003, UICI had contributed to AMS.

         The financial institutions have agreed to waive all existing defaults under the relevant financing documents with respect to EFG-III, LP and EFG Funding (both of which are exclusively involved in the


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commercial paper program) until January 1, 2004, which date will be automatically extended for successive 90-day periods through September 30, 2004 if the outstanding amount of commercial paper is reduced to agreed-upon levels from its current outstanding amount (approximately $440 million). As previously announced, AMS has agreed to partially address the under-collateralization problem by transferring to EFG-III, LP approximately $189 million of federally-guaranteed student loan and other assets that meet loan eligibility requirements under the financing documents and by transferring approximately $34.4 million of uninsured student loans that do not meet loan eligibility requirements under the financing documents. In addition, AMS will contribute to EFG-III LP $46.5 million of the $48.25 million in cash contributed to AMS by UICI either in the form of cash or federally guaranteed student loans. These various transfers by AMS will substantially eliminate the shortfall in collateral amount with respect to the EFG-III LP commercial paper conduit facility.

         With respect to the AMS-1 2002, LP facility, as of July 24, 2003, the interested parties agreed to waive, for a period of 90 days, all defaults, amortization events and events of default based solely on defaults arising prior to July 24, 2003 resulting from non-federally insured student loans included in the collateral in excess of the maximum percentage limit for such loans as set forth in the documents governing the financing, which waiver is not extendable. In addition, with respect to four other student loan financing facilities, the interested parties agreed to waive, as of July 24, 2003, all immaterial previously-existing defaults resulting from inaccurate or untimely reporting or any other reporting deficiency by the applicable issuer under each such facility, AMS or any other affiliate of AMS, for a period of 90 days, which period is not extendable. Upon expiration of the 90-day waiver period, all then uncured events of default shall be reinstated and be in full force and effect.

         UICI believes that it has no obligations with respect to the indebtedness of AMS' special financing subsidiaries or with respect to the obligations of AMS relating to such financings. Nonetheless, in exchange for UICI's capital contribution to AMS as described above, the financial institutions named above have agreed to release UICI from any and all existing claims or suits (other than claims for fraud at the UICI level) that could arise relating to the AMS student loan financing facilities.

         The recently announced events at AMS have had the immediate effect of increasing AMS' cost of borrowings used to fund AMS' student loan originations. This increase in borrowing cost will negatively impact the amount of student loan interest rate spread income that AMS may earn in future periods.

         Based on its investigation to date, UICI believes that its previously published consolidated financial statements are fairly presented. UICI will continue to assess the impact of the events at AMS on the carrying value of UICI's investment in AMS, which, at March 31, 2003, was approximately $62.0 million and, giving effect to UICI's new contributions to the capital of AMS, would be approximately $110.0 million. Any impairment in UICI's carrying value may be reflected as a charge to UICI's earnings in the second quarter of 2003. To assist in assessing possible impairment, the Company has engaged an independent firm to perform a valuation of the goodwill at AMS.

         As previously disclosed, the former president of AMS has been put on leave and relieved of all responsibilities pending the completion of AMS' and UICI's ongoing investigation into the matter. The Audit Committee of UICI's Board of Directors, with the assistance of independent counsel, has commenced an investigation into the matters and events leading to the announcement of the collateral shortfalls at AMS' student loan financing facilities. Final release of the Company's consolidated financial results for the three and six months ended June 30, 2003 will be subject to completion of such investigation to the satisfaction of the UICI Audit Committee. The Company currently intends to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 in a timely fashion. However, there can be no assurance that the Company will in fact file its Quarterly Report on Form 10-Q on or before August 14 as required.

LIQUIDITY ISSUES

         On July 31, 2003, UICI completed its contribution to the capital of AMS of cash in the amount of $48.25 million in accordance with the terms of the waiver and release agreements with the interested third parties to the AMS financings. UICI is a holding company, the principal assets of which are its investments in its separate operating subsidiaries, including its regulated insurance subsidiaries. The holding company's ability to fund its cash requirements is largely dependent upon its ability to access cash, by means of interest income, loans or dividends or other means, from its subsidiaries. At June 30, 2003, the Company at the holding company level held cash in the amount of $20.6 million. The Company generated additional cash to fund its $48.25 million obligations under the AMS waiver and release agreements from loans and dividends from offshore insurance subsidiaries, reimbursements under tax sharing agreements with subsidiaries and loans and dividends from non-insurance subsidiaries.

         Payment by UICI of the capital contributions to AMS pursuant to the terms of the waiver and release agreements has had a material adverse effect upon the liquidity of the Company at the holding company level. Following payment by the Company to AMS of $48.25 million in accordance with the terms of the AMS waiver and release agreements, at July 31, 2003, the Company at the holding company level held approximately $8.0 million in cash. The Company currently anticipates that it will be able to fund its future estimated cash requirements at the holding company level with cash currently on hand and cash generated from the sources set forth above, plus dividends from regulated domestic insurance subsidiaries. However, there can be no assurance that the cash requirements at the holding company level will not exceed current estimates.

         The Company intends to adhere to its historical policy with regard to dividends from its regulated domestic insurance company subsidiaries. The Company's domestic insurance company subsidiaries have not paid cash dividends in 2003. These subsidiaries will be able to pay $39.1 million in cash dividends to the UICI holding company in December 2003 in the ordinary course of business without prior approval of the regulatory authorities. However, as has been its policy in the past, during the fourth quarter of 2003 the Company will assess the results of operations of the regulated domestic insurance companies to determine the prudent dividend capability of the subsidiaries, consistent with UICI's practice of maintaining risk-based capital ratios at each of the Company's domestic insurance subsidiaries significantly in excess of minimum requirements. Historically, the Company has not received dividends from its regulated domestic insurance subsidiaries in the full amount that it could otherwise receive without prior regulatory approval.

DISCONTINUED OPERATIONS

         The Company will report a net loss from discontinued operations in the amount of $(6.4) million and $(6.5) million for the three and six months ended June 30, 2003, respectively, compared to a net loss in the corresponding periods of 2002 in the amount of $(1.2) million and $(2.1) million, respectively.

         Results from discontinued operations in all periods presented include the results of the Company's former Senior Market Division (other than premium and expenses associated with the in-force insurance policies previously written by the Senior Market Division). On May 30, 2003, UICI announced that its Board of Directors, at a meeting held on May 29, 2003, adopted a plan to close by sale or wind down the Senior Market Division, which the Company established in 2001 to develop long-term care and Medicare supplement insurance products for the senior market. Included in results from discontinued operations in the three and six months ended June 30, 2003 is a loss (net of tax) in the amount of $(7.4) million and $(8.5) million, respectively, consisting of a write off of impaired assets, operating losses incurred at the Senior Market Division through the close-down date and costs associated


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with the wind down and closing of the operations. The Company currently anticipates incurring additional exit costs in the amount of approximately $800,000, substantially all of which costs will be expensed as incurred in future periods in accordance with Financial Accounting Standards Board Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

CORPORATE PROFILE:

UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) and selected financial services to niche consumer and institutional markets. Through its Self Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company's dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Group Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve and markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. The Company's Academic Management Services Corp. unit (headquartered in Swansea, Massachusetts) seeks to provide financing solutions for college and graduate school students, their parents and the educational institutions they attend by marketing, originating, funding and servicing primarily federally guaranteed student loans and by providing student tuition installment payment plans. In 2002, UICI was added to the Standard & Poor's Small Cap 600 Index. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

         Certain statements set forth in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the ability to resolve all of the collateral and reporting issues associated with AMS' securitized student loan financings; AMS' ability to prevent similar future occurrences; AMS' ability to meet future student loan funding obligations; the Company's ability to maintain adequate liquidity to satisfy its obligations; changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company's products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities.

    The Company's future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company's ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the Company's financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company's ability to negotiate favorable rates. In addition, the Company faces competitive and regulatory pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company's financial condition or results of operations.

    The Company's insurance subsidiaries are subject to extensive regulation in their states of domicile and the other states in which they do business under statutes that typically delegate broad regulatory, supervisory and administrative powers to state insurance departments and agencies. State insurance departments have also periodically conducted and continue to conduct financial and market conduct examinations and other inquiries of UICI's insurance subsidiaries. State insurance regulatory agencies have authority to levy monetary fines and penalties resulting from findings made during the course of such examinations and inquiries. Historically, the Company's insurance subsidiaries have from time to time been subject to such regulatory fines and penalties. While none of such fines or penalties individually or in the aggregate have to date had a material adverse effect on the results of operations or financial condition of the Company, the Company could be adversely affected by increases in regulatory fines or penalties an/or changes in the scope, nature and/or intensity of regulatory scrutiny and review.

    The Company provides health insurance products to consumers in the self-employed market in 44 states. A substantial portion of such products is issued to members of various independent membership associations that endorse the products and act as the master policyholder for such products. The two principal membership associations in the self-employed market for which the Company underwrites insurance are the National Association for the Self-Employed ("NASE") and the Alliance for Affordable Services ("AAS"). The associations provide their membership with a number of endorsed benefits and products, including health insurance underwritten by the Company. Subject to applicable state law, individuals generally may not obtain insurance under an association's master policy unless they are also members of the associations. UGA agents and Cornerstone agents also act as enrollers of new members for the associations, for which the agents receive compensation. Specialized Association Services, Inc. (a company controlled by the adult children of Ronald L. Jensen, the Chairman of the Company) provides administrative and benefit procurement services to the associations, and a subsidiary of the Company sells new membership sales leads to the enrollers and video and print services to the associations and to Specialized Association Services, Inc. In addition to health insurance premiums derived from the sale of health insurance, the Company receives fee income from the associations, including fees associated with the enrollment of new members, fees for association membership marketing and administrative services and fees for certain association member benefits. The agreements with these associations requiring the associations to continue as the master policyholder and to endorse the Company's insurance products to their respective members are terminable by the Company and the associations upon not less than one year's advance notice to the other party.

         Recent articles in the popular press have been critical of association group coverage. In December 2002, the National Association of Insurance Commissioners (NAIC) convened a special task force to review association group coverage, and the Company is aware that selected states are reviewing the laws and regulations under which association group policies are issued. The Company has also recently been named a party to several lawsuits challenging the nature of the relationship between the Company's insurance companies and the associations that have endorsed the insurance companies' health insurance products. While the Company believes it is providing association group coverage in full compliance with applicable law, changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called "association group" insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a "guaranteed issue" basis) could have a material adverse impact on the financial condition, results of operations and/or business of the Company.

         The Company's Academic Management Services Corp. business could be adversely affected by changes in the Federal Higher Education Act of 1965, which authorizes and governs most federal student aid and student loan programs, and/or changes in other relevant federal or state laws, rules and regulations. The Higher Education Act is subject to review and reauthorization by the recently convened 108th Congress. Congress last reauthorized the Higher Education Act in 1998. While the Company believes that the Higher Education Act of 1965 will in fact be reauthorized, there can be no assurance of the form that reauthorization will take or the changes that the reauthorization bill will bring to the law and regulations governing student finance.

         In addition, existing legislation and future measures by the federal government may adversely affect the amount and nature of federal financial assistance available with respect to loans made through the U.S. Department of Education. Finally, the level of competition currently in existence in the secondary market for loans made under the Federal Loan Programs could be reduced, resulting in fewer potential buyers of the Federal Loans and lower prices available in the secondary market for those loans.

UICI press releases and other company information are available at UICI's website located at www.uici.net.